FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

AT THE COMPANY
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Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

First Union Real Estate Equity and Mortgage Investments Sells Additional Series
     B-1 Cumulative Convertible Redeemable Preference Shares for $9 Million

      BOSTON, MASSACHUSETTS, June 20, 2005 -- First Union Real Estate Equity and Mortgage Investments (NYSE: FUR) announced today that it has sold through a private offering an additional 360,000 shares of its Series B-1 Cumulative Convertible Redeemable Preference Shares for $9,000,000, bringing the total issuance of Series B-1 shares to $100,000,000. The 360,000 shares have the same rights as the 3,640,000 Series B-1 shares issued in February 2005, which rights included cumulative dividends at a minimum rate of 6.5% and are convertible into common stock at a conversion price of $4.50, subject to anti-dilution adjustments. If fully converted, all of the Series B-1 shares would represent approximately 41% of the outstanding common stock. The additional 360,000 shares were acquired by existing holders of the Series B-1 shares as well as three additional investors.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.

The securities offered have not been registered under the Securities Act of 1933, as amended or state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission under the Securities Act of 1933, or an applicable exception therefrom.